EXHIBIT 99.4

MARCHEX, INC.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements give effect to the acquisition of Jingle Networks, Inc. (“Jingle”) and Marchex, Inc. (“Marchex”).

The following unaudited pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of Marchex and Jingle. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2010 and the three months ended March 31, 2011, give effect to the acquisition as if it had been completed on January 1, 2010. The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition as if it had been completed on March 31, 2011.

The historical financial information has been adjusted to give effect to pro forma adjustments that are (1) directly attributable to the acquisition, (2) factually supportable and (3) for purposes of the pro forma condensed consolidated statements of operations, expected to have a continuing impact on the consolidated results of Marchex. The unaudited pro forma condensed consolidated financial statements do not reflect any operating efficiencies, cost savings or revenue enhancements that may be achieved by the combined companies. In addition, certain nonrecurring expenses expected to be incurred within the first twelve months after the acquisition are also not reflected in the pro forma statements.

The pro forma adjustments are based on preliminary information available as of the date of this current report on Form 8-K/A. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. These preliminary assumptions and estimates are subject to change as Marchex finalizes the valuations of the assets acquired and liabilities assumed in connection with its acquisition of Jingle.

Marchex will evaluate Jingle’s accounting policies to determine if it may be necessary to harmonize any differences in policies. These unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

These unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the acquisition taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the consolidated companies.

The unaudited pro forma condensed consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of: Marchex included in its Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2011; and the financial statements of Jingle included in this current report on Form 8-K/A as of and for the year ended December 31, 2010 and for the three months ended March 31, 2011.

On April 7, 2011, Marchex acquired Jingle, a provider of mobile voice search performance advertising and technology solutions, for the following consideration:

•	approximately $16.5 million in cash and estimated acquisition cost, and 1,019,103 shares of Marchex’s Class B common stock paid at closing; and

•

future consideration of (i) $18 million on the first anniversary of the closing, and (ii) $18 million on the eighteenth month anniversary of closing, with the future consideration payable in either cash or shares of Marchex Class B common stock or some combination to be determined by Marchex. Any shares issued in payment of future consideration will be increased by 5%.

The Merger Agreement contains customary representations and warranties and requires the Jingle stockholders to indemnify Marchex for certain liabilities arising under the Merger Agreement, subject to certain limitations and conditions. Marchex has the right to offset the Future Consideration payable under the Merger Agreement to satisfy the indemnification and other obligations under the Merger Agreement of the Jingle stockholders. Marchex has also agreed to file a registration statement to register the shares of Class B common stock issued at closing and any shares of Class B common stock issued as Future Consideration on a Form S-3 within thirty (30) days of the closing or future issuance, as applicable.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2011

	Marchex, Inc. (Historical)	Jingle Networks, Inc. (Historical)	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$40,049,068	$1,235,367	$(16,500,315)	a	$24,784,120
Accounts receivable, net	26,294,051	4,775,984	(14,208)	e	31,055,827
Prepaid expenses and other current assets	3,140,110	61,731	(300,879)	e	2,900,962
Refundable income taxes	2,450,014	—	—		2,450,014
Deferred tax assets	944,857	—	—		944,857

Total current assets	72,878,100	6,073,082	(16,815,402)		62,135,780
Property and equipment, net	4,970,233	1,356,744			6,326,977
Deferred tax assets	50,321,582	—			50,321,582
Intangibles and other assets, net	1,764,053	465,381	(318,822)	c	1,910,612
Goodwill	35,328,143	—	48,827,813	a	84,155,956
Intangible assets from acquisitions, net	1,112,485	—	11,965,600	a	13,078,085

	93,496,496	1,822,125	60,474,591		155,793,212
Total assets	$166,374,596	$7,895,207	$43,659,189		$217,928,992

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$13,633,347	$2,212,155	$(14,208)	e	$15,831,294
Accrued expenses and other current liabilities	5,875,402	1,586,591	750,000	d	8,211,993
Current portion of notes payable	—	1,000,000	—		1,000,000
Deferred revenue and customer deposits	1,749,713	368,811	(300,879)	e	1,817,645
Other liabilities	—	—	17,289,747	a	17,289,747

Total current liabilities	21,258,462	5,167,557	17,724,660		44,150,679
Deferred tax liability	—	—	4,341,617	a	4,341,617
Other non-current liabilities	2,047,465	79,035	17,468,054	a	19,515,519
			(79,035)	c

Total liabilities	23,305,927	5,246,592	39,455,296		68,007,815
Stockholders’ equity:
Class A common stock	104,886	—	—		104,886
Class B common stock	254,318	—	10,191	a	264,509
Preferred Stock	—	6,738,581	(6,738,581)	b	—
Common Stock	—	30,000	(30,000)	b	—
Treasury stock	(251,582)	—	—		(251,582)
Additional paid-in capital	283,113,952	95,269,582	7,592,317	a	290,706,269
			(95,269,582)	b
Accumulated deficit	(140,152,905)	(99,389,548)	(750,000)	d	(140,902,905)
			99,389,548	b

Total stockholders’ equity	143,068,669	2,648,615	4,203,893		149,921,177

Total liabilities and stockholders’ equity	$166,374,596	$7,895,207	$43,659,189		$217,928,992

See notes to unaudited pro forma condensed consolidated statements.

MARCHEX, INC.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the year ended December 31, 2010

	Marchex, Inc. (Historical)	Jingle Networks, Inc. (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$97,565,607	$16,965,236	$(911,145)	e	$113,619,698

Expenses:
Service costs (1)	57,557,213	11,670,079	(911,145)	e	68,316,147
Sales and marketing (1)	13,530,198	3,425,525	—		16,955,723
Product development (1)	16,804,032	2,080,898	—		18,884,930
General and administrative (1)	17,506,440	5,538,447	(273,276)	f	22,771,611
Amortization of intangible assets from acquisitions(2)	2,728,493	—	5,655,600	f	8,384,093

Total operating expenses	108,126,376	22,714,949	4,471,179		135,312,504
Gain on sales and disposals of intangible assets, net	6,771,888	—	—		6,771,888

Loss from operations	(3,788,881)	(5,749,713)	(5,382,324)		(14,920,918)
Other income (expense)
Interest income	76,162	1,150	—		77,312
Interest expense	(107,209)	(33,413)	(703,884)	g	(844,506)
Other, net	159,642	14,743	—		174,385

Total other income	128,595	(17,520)	(703,884)		(592,809)
Loss before provision for income taxes	(3,660,286)	(5,767,233)	(6,086,208)		(15,513,727)
Income tax benefit	(616,989)	—	—	i	(616,989)

Net Loss	(3,043,297)	(5,767,233)	(6,086,208)		(14,896,738)
Dividend paid to participating securities	(198,514)	—	—		(198,514)

Net loss applicable to common stockholders	$(3,241,811)	$(5,767,233)	$(6,086,208)		$(15,095,252)

Basic and diluted net loss applicable to Class A and Class B common stockholders	$(0.10)				$(0.45)
Shares used to calculate basic net loss per share applicable to common stockholders
Class A	10,660,607				10,660,607
Class B	21,992,914		1,019,103	j	23,012,017
Shares used to calculate diluted net loss per share applicable to common stockholders
Class A	10,660,607				10,660,607
Class B	32,653,521		1,019,103	j	33,672,624
(1) Excludes amortization of intangibles from acquisitions.
(2) Components of amortization of intangible assets
Service costs	2,728,493	—	4,077,000		6,805,493
Sales and marketing	—	—	1,520,000		1,520,000
General and administrative	—	—	58,600		58,600

See notes to unaudited pro forma condensed consolidated statements.

MARCHEX, INC.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the three months ended March 31, 2011

	Marchex, Inc. (Historical)	Jingle Networks, Inc. (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$29,079,855	$5,843,259	$(432,913)	e	$34,490,201

Expenses:
Service costs (1)	16,672,382	3,359,789	(432,913)	e	19,599,258
Sales and marketing (1)	2,693,728	956,204	—		3,649,932
Product development (1)	4,889,110	545,399	—		5,434,509
General and administrative (1)	5,155,435	1,238,321	(68,319)	f	6,137,937
			(187,500)	h
Amortization of intangible assets from acquisitions (2)	464,202	—	1,087,500	f	1,551,702
Acquisition related costs	402,123	—	187,500	h	589,623

Total operating expenses	30,276,980	6,099,713	586,268		36,962,961
Gain on sale of intangible assets, net	1,912,674	—	—		1,912,674

Income (loss) from operations	715,549	(256,454)	(1,019,181)		(560,086)
Other income (expense)
Interest income	130,765	164	—		130,929
Interest expense	(26,250)	(12,207)	(88,658)	g	(127,115)
Other, net	(1,630)	—	—		(1,630)

Total other income	102,885	(12,043)	(88,658)		2,184
Income (loss) before provision for income taxes	818,434	(268,497)	(1,107,839)		(557,902)
Income tax expense (benefit)	241,996		—	i	241,996

Net income (loss)	576,438	(268,497)	(1,107,839)		(799,898)
Dividend paid to participating securities	(63,505)	—	—		(63,505)

Net Income (loss) applicable to common stockholders	$512,933	$(268,497)	$(1,107,839)		$(863,403)

Basic net income (loss) applicable to Class A and Class B common stockholders	$0.02				$(0.03)
Diluted net income (loss) applicable to Class A and Class B common stockholders	$0.01				$(0.03)
Shares used to calculate basic net loss per share applicable to common stockholders
Class A	10,235,865				10,235,865
Class B	22,169,937		1,019,103	j	23,189,040
Shares used to calculate diluted net loss per share applicable to common stockholders
Class A	10,235,865				10,235,865
Class B	34,254,797		(829,892)	j	33,424,905
(1) Excludes stock-based compensation and amortization of intangibles.
(2) Components of amortization of intangible assets
Service costs	464,202	—	707,500		1,171,702
Sales and marketing		—	380,000		380,000

See notes to unaudited pro forma condensed consolidated statements.

MARCHEX, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Adjustments

(a) The purchase price adjustments reflect cash and estimated acquisition costs of approximately $16.5 million to acquire Jingle. Additionally, Marchex issued 1,019,103 shares of Class B common stock valued using the acquisition date stock price at an aggregate amount of $7.6 million.

A summary of the consideration for the acquisition is as follows:

Cash	$16,500,315
Stock issued	7,602,508
Future consideration	34,757,801

Total	$58,860,624

The following represents the preliminary purchase price allocation for Jingle based upon Jingle’s assets and liabilities as of March 31, 2011.

Cash acquired	$1,235,367
Accounts receivable	4,775,984
Current assets	61,731
Fixed assets	1,356,744
Non-current assets	146,559
Goodwill	48,827,813
Identifiable intangible assets	11,965,600
Liabilities assumed	(5,167,557)
Deferred non-current tax liabilities	(4,341,617)

Total	$58,860,624

Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets. The estimated goodwill and intangible assets are not deductible for tax purposes. The fair value of assets acquired and liabilities assumed are based upon preliminary estimates and may vary from the final allocation of the purchase price allocation. Any changes to the initial estimates of the fair value of the acquired assets and assumed liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

(b) Represents the elimination of the historical stockholders’ equity account of Jingle.

(c) Represents elimination of certain assets and liabilities not assumed by Marchex.

(d) Represents estimated non-recurring acquisition related costs such as legal, accounting, valuation, and other professional services and expenses associated with the acquisition, which Marchex has incurred or expects to incur subsequent to March 31, 2011. While presented in the Unaudited Pro Forma Condensed Consolidated Balance Sheet, these costs have been excluded from the Unaudited Pro Forma Condensed Consolidated Statements of Operations.

(e) Represents the elimination of intercompany amounts between Jingle and Marchex.

(f) Represents the amortization of identifiable intangible assets associated with the acquisition of Jingle, which are amortized over their useful lives ranging from 12 to 36 months. The amortization amounts are based on the preliminary purchase price allocation.

(g) Represents accretion of interest expense related to future consideration using a rate of approximately 2% based on the borrowing rate of Marchex’s existing credit facility.

(h) Represents the reclass of Jingle’s acquisition related costs from the General and Administrative line item.

(i) Due to the historical losses incurred by Jingle, no tax benefit associated with the pro forma adjustments has been assumed.

Pro Forma Adjustments for Earnings per Share

(j) For purposes of calculating the shares used for pro forma basic and diluted net loss per share for the year ended December 31, 2010 and the three months ended March 31, 2011, we have:

•	included the pro forma effect of 1,019,103 shares of Class B common stock issued in the Jingle acquisition.

•

excluded the weighted average impact of any Class B common shares that may be issued by Marchex to settle the future consideration payments of $18 million on the 12 and 18 month anniversaries of the transaction date as their effect on pro-forma earnings per share would be anti-dilutive. The future consideration amounts are payable in either cash or shares of Marchex Class B common stock or some combination to be determined by Marchex. Any shares issued in payment of future consideration will be increased by 5%.

Potentially dilutive securities were not included in the computations when their effects would be anti-dilutive.